Exhibit 10.3
MIVA, Inc.
2007 Long Term Incentive Compensation Program
     This is the 2007 Long-Term Incentive Compensation Program adopted by the Compensation Committee after consultation with Steven Hall Partners, the Compensation Committee’s compensation consultant, and management. The Program is not a separate equity compensation plan; rather, awards pursuant to the Program will be made under the Company’s 2006 Stock Award and Incentive Plan. This Program provides the basis for stock grants under the 2006 Stock Award and Incentive Plan to existing employees and individuals who become employed by the Company during the covered time period. The covered time period is from January 1, 2007 to December 31, 2007. If there is any inconsistency between this Program and the 2006 Stock Award and Incentive Plan, the terms of the 2006 Stock Award and Incentive Plan will control.
Participation in the Program.
     Participation in the Program generally shall be limited to employees whose base salary is $120,000 per year or higher. The Chief Executive Officer (“CEO)” may, in situations that in the CEO’s judgment qualify as exceptional circumstances, determine that certain individuals who make less than $120,000 per year may participate in the Program. Generally, employees will receive one grant under the Program and will not be eligible to receive an additional equity grant until 2008; however, the CEO may make additional grants to employees in connection with promotions, responsibility changes, and similar events. Also, the CEO may make grants to new employees who meet the criteria of this Program.
Shares Available for Grants
     Up to1.9 million shares of the Company’s common stock are initially reserved for issuance and may be granted under the Program.
Make-up of Grants
     Grants are to consist of Restricted Stock Units (“RSUs”), each of which shall represent a right to receive one share of the Company’s stock upon satisfaction of the vesting conditions provided herein. All grants are to consist of two parts, Service Based RSUs and Performance Based RSUs. The Service Based RSUs are to be 80% of the total grant and Performance Based RSUs are to be 20% of the total grant.
Service Based RSUs
     Service Based RSUs will vest at the rate of 25% per year from the date of grant. Except as provided below, vesting of Service Based RSUs is contingent upon continued employment with the Company and, unless vested, Service Based RSUs will terminate upon separation of employment from the Company for any reason. Service Based RSUs will cliff vest (i.e., immediately and fully vest) in the event of a Change in Control. For purposes of this Program, a “Change in Control” is as defined in the 2006 Stock Award and Incentive Plan.
     For employees with employment agreements that govern the terms of stock option awards (Peter Corrao, Seb Bishop, Adam Poulter, Brian Mukherjee, John Pisaris, Tony Garcia), the Service Based RSUs will generally be given the same treatment as stock option awards.

Generally, those agreements provide that if an Executive is terminated without “Cause” or the Executive resigns his or her employment for “Good Reason” the award will cliff vest upon termination of employment. If the employee’s employment with the Company is terminated due to death of the employee, any unvested Service-Based RSUs will not become vested due to such death.
Performance Based RSUs
     Performance Based RSUs will vest based on the Company’s stock obtaining a pre-determined closing price for a period of time. For a traunch to vest the stock must close above the target price for ten (10) consecutive trading days. The Performance Based RSUs will vest 25% on the day following the tenth consecutive trading day on which the stock price closed at or over each of $6.00 per share; $8.00 per share; $10.00 per share; and $12.00 per share.
     Except as provided below, vesting of Performance Based RSUs is contingent upon continued employment with the Company and unless vested, Performance Based RSUs will terminate upon separation of employment from the Company for any reason.
     For employees with employment agreements with the Company that provide for cliff vesting of stock options if the employee is terminated without “Cause” or the employee resigns his or her employment for “Good Reason,” if the employee is terminated without “Cause” or the employee resigns his or her employment for “Good Reason” as defined in the respective employment agreement, the employee will be entitled to immediately vest in the number of unvested Performance Based RSUs determined by the following formula (as rounded to the nearest whole number) (the “Formula”): that number of RSUs that results from the product of the number of unvested Performance-Based RSUs immediately prior to the date of termination of employment multiplied by a fraction, the numerator of which is the lowest per share closing price of the Company’s common stock during the ten consecutive trading days immediately preceding the date of the employee’s termination of employment less $3.00, and the denominator of which is $9.00; provided that, if the lowest closing price of the Company’s common stock during the ten consecutive trading days immediately preceding the date of the employee’s termination of employment is less than or equal to $3.00 per share, then no unvested Performance-Based RSUs will become vested due to such termination.
     Example. Employee A has an employment agreement with the Company that permits Employee A to terminate her employment with the Company for “Good Reason.” Employee A resigns from the Company for Good Reason effective on date T. Immediately prior to the date of termination of employment, Employee A has 2,000 unvested Performance-Based RSUs. During the ten consecutive trading days immediately preceding the effective date of termination (period is T-10), the lowest closing price of the Company’s common stock is $8.30 per share. The number of Employee A’s unvested Performance-Based RSUs that would become vested in such event is as follows:

2,000 RSUs	x	($8.30-$3.00)	=	1,178 RSUs
$9.00
     If there is a Change in Control or if the employee’s employment with the Company is terminated due to death of the employee, any unvested Performance-Based RSUs will be calculated and become vested in accordance with the Formula above, provided that in the event of a Change in Control, references in the Formula to the date of the employee’s termination of employment will be changed to the date of the Change in Control.

Size of Grants
     Initial awards under the Program will be issued January 2, 2007 and are set forth in Exhibit A.
     For new employee and for additional grants permitted under the Program in connection with promotions, responsibility changes, and similar events, following is a general guideline. It is intended that additional grants will be based on the fair market value of the grant (determined on the basis of the closing stock price the last day on which the Company’s common stock was traded preceding the date of grant) expressed as a percentage of base salary as shown in the following chart, adjusted based on the judgment of the CEO for anomalies, market conditions and performance.

C-Level	100% of Base Salary
Senior Executives	75% of Base Salary
VP-Level	50% of Base Salary
Non VP-Level	25% of Base Salary
     It is intended that any RSUs granted under the Program will at all times satisfy the “short-term deferral” exception to Section 409A of the Internal Revenue Code of 1986, as amended. The terms of any RSUs granted under the Program will be such that any such grant satisfies such short-term deferral exception.
     For the avoidance of doubt, nothing in this Program gives any employee of the Company the right to continued employment with the Company.